Exhibit 10.2

ESCROW AGREEMENT

This agreement (this “Agreement”), dated as of June 20, 2014, is entered into by and among each of (i) Enzo Biochem, Inc. and Enzo Life Sciences, Inc., having a principal place of business at 527 Madison Avenue, New York, New York (together “Enzo”), (ii) PerkinElmer, Inc. and PerkinElmer Health Sciences, Inc. (together with PerkinElmer, Inc., “PerkinElmer”, and together with Enzo, the “Parties” and each a “Party”), and (iii) Kramer Levin Naftalis & Frankel LLP, solely in its capacity as escrow agent (in such capacity, the “Escrow Agent”), having an office at 1177 Sixth Avenue, New York, New York 10036.

R E C I T A L S

WHEREAS, pursuant to the Settlement Agreement (the “Settlement Agreement”) dated as of June 20, 2014 by and among Enzo and PerkinElmer, Enzo and PerkinElmer have agreed to settle a lawsuit captioned Enzo Biochem, Inc., et al. v. PerkinElmer, Inc., et al, No. 03-CV-3817 RJS (the “Action”), and that PerkinElmer will pay Enzo $7 million (the “Settlement Payment”);

WHEREAS, by letters dated April 29 and May 12, 2014 to counsel for PerkinElmer, Greenberg Traurig LLP (“GT”) asserted a lien on any settlement payments made in connection with the Action;

WHEREAS, Enzo and PerkinElmer have agreed that, subject to the next recital, PerkinElmer shall deposit, when required pursuant to the Settlement Agreement, the entire Settlement Payment with the Escrow Agent (such amount, together with all interest thereon, the “Escrow Funds”) pursuant to the Wire Transfer Instructions annexed as Schedule A hereto, and have so provided in the Settlement Agreement, which Escrow Funds are to be held and released by the Escrow Agent pursuant to the terms of this Agreement;

WHEREAS, Enzo and PerkinElmer have agreed that, notwithstanding the prior recital, if at any time (a) on or before July 1, 2014, GT seeks either in its June 25, 2014 initial brief pursuant to the Court’s June 16, 2014 Order, or in any other document that is publically filed in connection with its motion to set the total value of its lien in the Action (including all interest and expenses) (the “Lien Amount”), less than the full amount of the Settlement Payment, PerkinElmer shall on July 2, 2014, pay the difference between the Lien Amount and the Settlement Payment directly to Enzo, and shall deposit with the Escrow Agent only the portion of the Settlement Payment that is equal to the Lien Amount, or (b) on or after July 2, 2014 and after PerkinElmer has deposited any or all of the Settlement Payment with the Escrow Agent, GT seeks less than the full amount of the Escrow Funds, then PerkinElmer and Enzo shall direct the Escrow Agent to pay Enzo the difference between the Lien Amount and the amount then held in escrow; and

WHEREAS, the parties hereto desire that the Escrow Agent serve as escrow agent to hold the Escrow Funds on the terms set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made in this Agreement and in the Settlement Agreement, the parties to this Agreement hereby agree as follows:

SECTION 1. Escrow Funds. Upon the Escrow Agent’s receipt of the Escrow Funds from PerkinElmer, the Parties acknowledge and agree that the Escrow Funds shall be held by the Escrow Agent in an interest bearing account. Enzo shall report all such interest income and bear any taxes thereon.

SECTION 2. Release of Escrow Funds.

(a) The Escrow Agent shall release the Escrow Funds, or any portion thereof, at any time and from time to time only upon and in accordance with (i) its receipt of joint written instructions of Enzo and GT which include GT’s release of PerkinElmer with respect to the Escrow Funds to be released, (ii) an order of Judge Sullivan or whichever judge may be assigned the Action or an order of a court of competent jurisdiction directing such release, provided that to the extent the order directs a payment to Enzo, the order is final and not subject to further appeal, and (iii) its receipt of joint written instructions from Enzo and PerkinElmer. In the event that Judge Sullivan or whichever judge may be assigned the Action or a court of competent jurisdiction determines that GT is entitled to some or all of the Lien Amount, and Enzo wishes to pay some or all of that award to GT from the Escrow Funds, PerkinElmer and Enzo agree that they shall direct the Escrow Agent to pay GT the amount of the award that Enzo wishes to pay from the Escrow Funds. Enzo and PerkinElmer agree that if at any time GT reduces the Lien Amount below the amount of the Escrow Funds then held by the Escrow Agent in escrow, Enzo and PerkinElmer shall direct the Escrow Agent to pay an amount equal to the difference between the Lien Amount and the Escrow Funds to Enzo. For avoidance of doubt, if GT seeks a lien in the Molecular Probes action (03 Civ. 3816 (RJS)) or the Roche action (04 Civ. 4046 (RJS)) that includes some or all of the Lien Amount, that will not reduce the Lien Amount or result in any decrease in the amount of the Escrow Funds to be held pursuant to this Agreement.

SECTION 3. Duties and Liabilities of the Escrow Agent.

(a) The Escrow Agent hereby represents that it has the authority to enter into this Agreement and serve as the Escrow Agent in accordance with the terms of this Agreement. The Escrow Agent is acting hereunder as a depository only and without compensation, and not as the agent of any Party, and the Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. The Escrow Agent shall have no liability hereunder except for its own bad faith, gross negligence or willful misconduct.

(b) In the event any of the terms or provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects. This Agreement sets forth exclusively the duties and obligations of the Escrow Agent with respect to any and all matters pertinent to its acting as such hereunder. The Escrow Agent shall not be obligated to refer to, and shall not be bound by, any other document or agreement.

Notwithstanding any provision to the contrary contained in any other agreement, the Escrow Agent shall have no interest in the Escrow Funds except as provided in this Agreement.

(c) The Escrow Agent shall not be bound by any modification of this Agreement affecting the rights, duties and obligations of the Escrow Agent, unless such modification shall be in writing and signed by the other parties hereto, and the Escrow Agent shall have given its prior written consent thereto.

(d) Subject to the terms and conditions of this Section 3(d), the Escrow Agent may resign at any time for any reason by giving written notice thereof to the Parties. Upon receipt of any notice of resignation by the Escrow Agent, the Parties shall cooperate in good faith to select a mutually acceptable replacement escrow agent as soon as possible thereafter. A resigning escrow agent shall continue to hold the Escrow Funds pursuant to this Agreement until a mutually acceptable replacement escrow agent has been selected, after which the resigning escrow agent shall transfer the Escrow Funds to the replacement escrow agent. Upon delivery of the Escrow Funds to a replacement escrow agent, a resigning escrow agent shall be relieved of all further obligations under this Agreement and shall be released from all liabilities, responsibilities and obligations of every kind and nature under this Escrow Agreement. Notwithstanding anything to the contrary in this Agreement, Escrow Agent may deposit the Escrow Funds with the clerk of the court of the United States District Court for the Southern District of New York or any other court of competent jurisdiction. Escrow Agent shall give written notice of such deposit to each Party and, upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations hereunder.

SECTION 4. Reliance by the Escrow Agent. The Escrow Agent may act in reliance upon any instrument, document or signature reasonably believed by it to be genuine and may assume any officer or legal representative of Enzo, PerkinElmer and GT purporting to be giving any written notice, proof, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

SECTION 5. Indemnity of the Escrow Agent. Enzo agrees to indemnify the Escrow Agent and its employees, partners, agents and representatives (collectively, the “Escrow Agent Indemnitees”) and to hold each Escrow Agent Indemnitee harmless against any and all claims against it or liabilities incurred by it in the due performance of or arising out of its performance of its duties hereunder, and to pay all costs, damages, judgments and expenses, including reasonable attorneys’ fees and costs, suffered or incurred by such Escrow Agent Indemnitee in connection with or arising out of this Agreement, except for such claims, liabilities, costs, damages, judgments, expenses and fees suffered or incurred by such Escrow Agent Indemnitee due to its own bad faith, gross negligence or willful misconduct.

SECTION 6. Indemnity of PerkinElmer. By letters dated May 12 and April 29, 2014 to counsel for PerkinElmer, GT asserted a lien on any settlement payments made in connection with the Action. If PerkinElmer becomes a defendant to any lawsuit concerning that purported lien or PerkinElmer is added as a party on any motion to set the value of such lien, Enzo agrees to indemnify PerkinElmer against (a) any final judgment awarded against PerkinElmer in that lawsuit or on that motion that is not subject to further appeal and (b) PerkinElmer’s costs, including reasonable attorneys’ fees, incurred in that lawsuit or in responding to that motion.

SECTION 7. Miscellaneous.

(a) Upon the delivery of the Escrow Funds as provided in Section 2 or in accordance with Section 3(d) of this Agreement, all of the obligations of the Escrow Agent as set forth herein shall cease.

(b) Except as otherwise provided in this Agreement, all notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery (if notice is delivered by facsimile or .pdf transmission), (iii) on the day one (1) business day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the third (3rd) business day following mailing from within the United States by first class United States mail, postage prepaid, registered mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

If to Escrow Agent:	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10022
Attention: Michael J. Dell
Fax: 212-715-8000
mdell@kramerlevin.com

If to Enzo:	Enzo Biochem
527 Madison Avenue
New York, NY 10022
Attn: Barry Weiner
Fax: (212) 583-0150
BWeiner@Enzo.com

If to PerkinElmer:	PerkinElmer, Inc.
940 Winter Street
Waltham, MA 02451
Attn: Joel Goldberg
Fax: 781-663-5969
joel.goldberg@perkinelmer.com

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of law rules. Any legal action or proceeding brought for declaratory relief concerning or to enforce the terms of this Agreement shall be submitted to Judge Sullivan or whichever judge may be assigned the Action or to a court of competent jurisdiction. In addition, each of the undersigned parties consents and agrees that Judge Sullivan or whichever judge may be assigned the Action or a court of competent jurisdiction may exercise jurisdiction over his, her or its person for purposes of enforcing the terms of this Agreement and agrees not to assert that venue in New York is inappropriate or inconvenient.

(d) This Agreement and the Settlement Agreement together constitute the entire agreement between the undersigned parties hereto with respect to the subject matter covered herein, and supersede all prior agreements (written or oral), negotiations and discussions between parties which relate hereto. None of the terms or conditions set forth herein may be assigned, amended, modified or changed unless said assignment, amendment, change or modification is set forth in writing and signed by all of the undersigned parties hereto. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

(e) If any term, provision, covenant, paragraph, or subparagraph of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall be deemed severable therefrom, shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(f) This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original hereof.

(g) Any dispute that may arise under this Agreement with respect to the delivery and/or ownership or right of possession of any of the Escrow Funds, or the duties of the Escrow Agent under this Agreement, shall be settled either by mutual agreement of the parties (evidenced by appropriate instructions in writing to Escrow Agent, signed by the parties), or if such dispute cannot be resolved by mutual agreement among the parties to such dispute, such dispute shall be finally resolved by Judge Sullivan or whichever judge may be assigned the Action or by a court of competent jurisdiction. Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall be entitled to deposit the Escrow Funds with the United States District Court for the Southern District of New York or at such other place designated by Judge Sullivan or whichever judge may be assigned the Action or in a court of competent jurisdiction if such dispute is not resolved pursuant to this Section 7(g) within 90 days after such dispute first arises.

(h) The Parties acknowledge and agree that the Escrow Agent serves as counsel to Enzo including in respect of the subject matter of this Agreement. The parties waive irrevocably all conflicts of interest that may arise or be deemed to arise by reason of the foregoing circumstances. Without limiting the generality of the foregoing, PerkinElmer specifically agrees that the Escrow Agent may continue to act as counsel to Enzo and its affiliates in connection with any and all matters notwithstanding its service as the Escrow Agent. Notwithstanding the foregoing, in no event shall the Escrow Agent serve as counsel to Enzo in connection with any litigation with PerkinElmer regarding the Escrow Funds or this Agreement.

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IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement on the date first written above.

KRAMER LEVIN NAFTALIS & FRANKEL
LLP, as Escrow Agent

By:	/s/ Michael Dell
Name: Michael Dell
Title: Partner

ENZO BIOCHEM, INC.

By:	/s/ Barry Weiner
Name: Barry Weiner
Title: President

ENZO LIFE SCIENCES, INC.

By:	/s/ Barry Weiner
Name: Barry Weiner
Title: Executive Vice President

PERKINELMER, INC.

By:	/s/ Joel S. Goldberg
Name: Joel S. Goldberg
Title: SVP. General Counsel

PERKINELMER HEALTH SCIENCES, INC.

By:	/s/ Joel S. Goldberg
Name: Joel S. Goldberg
Title: President

SCHEDULE A

ESCROW AGENT

WIRE TRANSFER INSTRUCTIONS

Bank:	Citibank, N.A.
153 East 53rd Street
New York, NY 10043

ABA No.:	021000089

Account Name:	Kramer Levin Naftalis & Frankel LLP
Attorney Escrow Account

Account No.:	37301114

Attention:	Joseph Scotto
(212) 559-6338

Questions regarding these wire instructions can be directed to:

Margot H. Usdan/CFO (212-715-9298)

Larry Gallo/Controller (212-715-7763)

Karen Robertson/Operations Manager (212-715-7654)

Dorota Dymek/Assistant Escrow Supervisor (212-715-7664).

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